Exhibit 21

                            Apollo Gold Corporation

                           Subsidiaries of Registrant

                                  March 31, 2003

                               State or Country    Percentage of
                                  In Which        Voting Securities
                                  Organized            Owned
                               ----------------  ------------------

Apollo Gold, Inc.              Delaware                   100
Florida Canyon Mining, Inc.    Delaware                   100  (A)
Montana Tunnels Mining, Inc.   Delaware                   100  (A)
Standard Gold Mining, Inc.     Delaware                   100  (A)
Apollo Gold Exploration, Inc.  Delaware                   100  (A)
Apollo Gold Finance, Inc.      Delaware                   100  (A)


(A) Represents wholly-owned subsidiaries of Apollo Gold, Inc.



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